EXHIBIT 12.1 - STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS
                         TO FIXED CHARGES


                                           Year ended December 31
                                1996      1995      1994      1993      1992
                              -----------------------------------------------
Net income                    $16,919   $16,386   $16,904   $ 9,128   $ 4,118
Interest                       11,826     7,070     4,319     4,287     3,203
Less interest capitalized
 during the period               (469)     (415)     (234)      (30)        -
Amortization of deferred
 loan fees and discount           714       284       152        99        17
                              -----------------------------------------------
Earnings                      $28,990   $23,325   $21,141   $13,484   $ 7,338
                              ===============================================



Interest                       11,826     7,070     4,319     4,287     3,203
Amortization of deferred
 loan fees and discount           714       284       152        99        17
                              -----------------------------------------------
Fixed Charges                 $12,540   $ 7,354   $ 4,471   $ 4,386   $ 3,220
                              ===============================================

Ratio of Earnings to
 Fixed Charges                 2.31 x    3.17 x    4.73 x    3.07 x    2.28 x
                              ===============================================


                        EXHIBIT 23.1


               Consent of Independent Auditors


The Board of Directors and Stockholders The Price REIT, Inc. We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 3375548; Form S-8 No. 33-87812; Amendment No. 1 to Form S-3 No. 333-16787 and
related Prospectus) of The Price REIT, Inc. for the registration of 500,000 shares of its common stock; 600,000 shares of its common stock; and an aggregate maximum total of $175,000,000 of debt securities, preferred stock, common stock, and warrants for the purchase of its preferred stock or common stock, respectively, of our report dated January 22, 1997, with respect to the consolidated financial statements and schedule of The Price REIT, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 1996.


San Diego, California
March 4, 1997


/Ernst & Young LLP/